ELEVETH AMENDMENT

TO

GENERAL AGENT SALES AGREEMENT

ELEVENTH AMENDMENT TO GENERAL AGENT SALES AGREEMENT dated as of November 1, 2013 by and between AXA EQUITABLE LIFE INSURANCE COMPANY (“AXA Equitable”), formerly known as The Equitable Life Assurance Society of the United States, a New York stock life insurance company, having offices at 1290 Avenue of the Americas, New York, New York 10104, and AXA NETWORK, LLC, a Delaware limited liability company having offices at 1290 Avenue of the Americas, New York, New York 10104, and AXA Network Of Puerto Rico, Inc., a Puerto Rico corporation having offices at 1290 Avenue of the Americas, New York, New York 10104 (together, the “General Agent”).

AXA Equitable and the General Agent hereby modify and amend the General Agent Sales Agreement dated as of January 1, 2000 between them (as previously amended, the “Sales Agreement”), as follows:

1. Schedule 5 of Exhibit A of the Sales Agreement is hereby amended and restated in its entirety as more particularly attached hereto to establish the compensation rates payable by AXA Equitable to the General Agent on sales of Structured Capital Strategy annuity products and Investment Edge products which replace other AXA Equitable annuity products.

Except as modified and amended hereby, the Sales Agreement is in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Eleventh Amendment to General Agent Sales Agreement to be duly executed and delivered as of the day and year first above written.

AXA EQUITABLE LIFE INSURANCE COMPANY		AXA NETWORK, LLC AXA NETWORK OF PUERTO RICO, INC.
By:		By:
	Anders Malmstrom Senior Executive Director and Chief Financial Officer		Eileen Forrest President and Chief Executive Officer

EXHIBIT A

SCHEDULE 5

EFFECTIVE AS OF November 1, 2013

General Agent Compensation on Replacements

This Schedule 5 of Exhibit A is effective as of November 1, 2013 and is attached to and made part of the General Agent Sales Agreement dated January 1, 2000 by and between AXA Equitable Life Insurance Company and AXA Network, LLC.

Compensation to the General Agent in connection with the sale and servicing of Replacement Contracts will be calculated on a policy by policy, contract by contract and certificate by certificate basis as a percentage of the premiums or consideration received by AXA Equitable in respect of such policy, contract or certificate as more particularly set forth in the following table. As used herein, “Replacement Value” with respect to life insurance means (a) if a permanent product is replaced by another permanent product, the amount due and payable to or for the benefit of the named insured under the terms of the policy being replaced upon its lapse, surrender, conversion or exchange, as the case may be, less any loans and accrued loan interest and (b) if a term product is replaced by a term product, the amount of the first year premium paid under the terms of the product being replaced. In calculating compensation, the Replacement Value will be applied first to the Qualifying First Year Premiums up to Target, then to the Excess Premiums, before any new money is applied. “Replacement Value with respect to annuities means the amount transferred from the replaced policy or contract to the new annuity contract.

Life Insurance Replacement Policies

Qualifying First Year Premiums up to Target	25% up to the Replacement Value, Schedule 1 compensation on new money.

Excess Premiums	3% up to the Replacement Value, Schedule 1 compensation on new money

Renewals	Schedule 1 compensation

Individual Qualified and Non-Qualified Annuity Replacement Policies other than Seven Pay SPIA (PHI Code 6551)	2.50% of first year and renewal consideration up to Replacement Value, Schedule 2 or 3 compensation, as applicable, on new money.

1. Replacements of Momentum Solutions, Momentum Strategy and Momentum Select:

0% of first year and renewal year consideration up to the Replacement Value, Schedule 2 or 3 compensation, as applicable, on new money.

2. Sales of Structured Capital Strategies and Investment Edge Replacement Policies replacing other AXA Equitable annuities:

Type of Consideration	Contribution Based Percentage	Annual Asset Based Percentage
First Policy Year	2.25% up to Replacement Value; Schedule 3 compensation, as applicable, on new money	0.45% up to Replacement Value; 0.00% on new money

Renewal Years	2.25% up to Replacement Value (when aggregated with prior contributions); Schedule 3 compensation, as applicable, on new money.	0.45% up to Replacement Value (when aggregated with prior contributions); 0.00% on new money